Exhibit 10.22

REVISED THIRD AMENDMENT

to

LEASE BETWEEN

EMERY STATION OFFICE II, LLC (LANDLORD)

And

KINEMED, INC. (TENANT)

EMERYSTATION NORTH PROJECT

Emeryville, California

That certain Lease dated May 5, 2002 by and between Emery Station Office II, LLC (successor-in-interest to Emery Station Associates II, LLC), as Landlord, and KineMed, Inc., as Tenant, (the “Original Lease”) as such was amended via First, Second and Third Amendments, is hereby further amended as follows (the Original Lease as amended previously by the First, Second and Third Amendments and now by this Revised Third Amendment are collectively the “Lease”):

I.	The effective date of this Revised Third Amendment shall be February 28, 2005 (the “Revised Third Amendment Effective Date”).

II.	Pursuant to the terms of the Second Amendment, Tenant agreed to lease from Landlord the so-called Additional Space measuring 4,537 rentable square feet. It was Landlord's and Tenant's original intention that the lease term and rent on this Additional Space commence upon substantial completion of the improvements to be installed by Landlord in the Additional Space. To accommodate the different timetables for the Improvements planned for the former Thios HTS Lab and the former Thios vivarium which make up the Additional Space, and to accommodate Tenant's desire to occupy ready spaces as soon as they are available, Landlord and Tenant have now agreed to commence the term on the HTS Lab space upon Substantial Completion of those Improvements and to separately commence the term on the vivarium space upon Substantial Completion of the Improvements in that area, and to adjust the rent due as a result as well.

III.	Landlord and Tenant hereby acknowledge that Substantial Completion of the Improvements to the former Thios HTS Lab space occurred February 25, 2005. Pursuant to the terms of the Lease and Work Letter, Tenant had approved the plans by Gicklhorn Lazzarooto Partners dated March 2, 2005 and labeled Bid Set (the “Construction Drawings”) for the Improvements to the former Thios vivarium space, which plans were bid out by the Landlord and an estimated cost supplied to Tenant on March 16, 2005. Tenant has subsequently decided to change its plans for improvements to the space. Landlord, at Landlord's expense, will close the holes in the vivarium and prep it for Tenant's use as discussed. Tenant will pay the costs related to design/pre-development of the larger project, including the Construction Drawings. These plans will remain available for Tenant's later use as appropriate. Tenant agrees to implement sound-isolation measures detailed in the drawings separately. The former Thios vivarium space will be ready for Tenant's occupancy no later than 4/1/05, and 4/1/05 shall be the formal commencement date for the former Thios Vivarium space.

IV.	Section. IV of the Second Amendment is amended to extend further the Expiration Date of the Term of the Lease from December 31, 2009 to March 31, 2010.

V.	Section V of the Second Amendment is therefore deleted and replaced with the following:

Monthly Triple Net Base Rent applicable to the Additional Space shall be as follows:

*	February 25, 2005 to March 24, 2005:	$0.00
*	Beginning March 25, 2005:	$6,492.58 per month
*	Beginning May 1, 2005:	$12,985.15 per month

On May 1, 2006 and every year thereafter this Monthly Triple Net Rent applicable to the Additional Space shall be increased by three percent (3%).

Tenant shall be responsible to pay (via Rent Adjustment Deposits and Rent Adjustments) fifty percent (50%) of all Operating expenses and Taxes applicable to the Additional Space beginning February 25, 2005, increasing to one hundred percent (100%) at April 1, 2005.

VI.	Section VII is amended to confirm that the Warrant described in Section VII was issued in the name of Emery Station Office II, LLC, the successor-in-interest to Emery Station Associates II, LLC, and has been delivered Landlord.

VII.	Tenant hereby represents to Landlord that it has represented itself in this transaction and that no brokerage commission will be payable to any Tenant broker or representative as a result hereof.

VIII.	Except for those terms outlined above, all other terms and conditions of the Original Lease (as amended) and Work Letter shall apply.

In witness hereof, the parties have executed this Revised Third Amendment as of the date noted below.

TENANT:	LANDLORD:

KineMed, Inc., a Delaware Corporation	Emery Station Office II LLC, a
California Limited Liability Company

By:	/s/ David M. Fineman	By:	/s/ Richard Robbins

Print Name:	David Fineman	Print Name:	Richard K. Robbins

Its:	President & Chief Executive Officer	Its:

Dated: March 23, 2005	Dated: